Bel Agrees to Acquire Galaxy Power

FOR RELEASE: IMMEDIATELY

March 4, 2005

JERSEY CITY, New Jersey, March 4, 2005 . . . Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced that is has entered into a definitive agreement to acquire Westborough, MA based Galaxy Power, Inc. for approximately $18 million in cash and the assumption of approximately $2 million in liabilities. Galaxy, a private company, is a leading designer and manufacturer of high-density dc-dc converters for distributed power and telecommunications applications. The acquisition is subject to certain customary conditions, including the approval of Galaxy’s shareholders.

“By acquiring Galaxy and merging it with our existing Bel Power Products division, we significantly broaden the range of on-board power solutions we can offer our customers,” said Dan Bernstein, CEO of Bel. “Whereas Bel has historically been strong in non-isolated converters, Galaxy has a strong track record in the development of high-density isolated converters. We believe that the combined portfolio will be second to none in the power industry.”

“We believe that Bel’s cost-effective manufacturing facilities in China can provide the competitive edge needed to grow the Galaxy business in the coming years,” added Marshall Miles, General Manager for Bel Power Products. “The combination of strengths in manufacturing, design and packaging coupled with the broad product portfolio should serve to make Bel a formidable competitor in the dc-dc converter market.”

Unaudited net sales for Galaxy during the year ended December 31, 2004 were approximately $18.6 million. Galaxy’s unaudited net income for 2004 was approximately $0.8 million. It is expected that this acquisition will be immediately accretive to Bel shareholders. The transaction is anticipated to close by the end of this month.

Stephens Inc. (www.stephens.com), an investment banking firm based in Little Rock, AR, acted as an advisor to Bel for this transaction.

About Bel
Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s) modules (dc/dc converters, integrated analog front end modules, custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). The Company operates facilities around the world.

Except for historical information contained in this news release, the matters discussed (including the anticipated timing of the acquisition, the potential market impact of the acquisition and the expected impact on Bel’s results of operations) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote businesses that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; the market's acceptance of the acquisition and competitive responses to the Company’s new products, and other risk factors detailed from time to time in the Company's SEC reports. Such risks and uncertainties could cause actual results to differ materially from the results reflected in such forward-looking statements. There can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.